April 17, 2024
Royal Bank of Canada
200 Vesey Street, 14th Floor
New York, NY 10281-8098
Attention: Portfolio Services Group

Re: Request for Extension of Committed Credit Facility
Ladies and Gentlemen:

We refer to the Credit Agreement dated May 5, 2023 (as amended through the date hereof, the "Credit Agreement") between USQ Core Real Estate Fund, a Delaware Statutory Trust ("Borrower") and Royal Bank of Canada ("Lender"), pursuant to which Lender has made available to Borrower the credit facility described therein. Capitalized terms not defined herein have the meanings given in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, Borrower hereby requests that Lender approve an extension of the availability of such credit facility. Accordingly, with effect from May 3, 2024, the date "May 3, 2024" appearing in the definition of "Stated Termination Date" in Section 1.01 of the Credit Agreement shall be amended to "May 2, 2025"provided that Lender shall have received, to the satisfaction of Lender and its counsel in their sole and absolute discretion, a certified copy of resolutions of the board of trustees of Borrower authorizing and approving the execution, delivery and performance by Borrower of this letter agreement and all borrowings under the Credit Agreement through the amended Stated Termination Date. For the purpose of this amendment letter only, the Lender hereby waives the notice requirement set forth in Section 2.11.

Except as expressly amended hereby, the Credit Agreement shall remain unchanged and in full force and effect. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or for any purpose, except as expressly set forth herein. In consideration of any such extension Lender may grant Borrower, Borrower represents and warrants that (i) on and as of the date hereof and after giving effect to this amendment, the representations and warranties contained in Article V of the Credit Agreement and Section 12 of the Security Agreement are true and correct with the same effect as though made on and as of the date hereof, and (ii) no Default or Event of Default exists on the date hereof or would result from the amendments to the Credit Agreement set forth in this amendment letter.

This amendment letter shall inure to the benefit of and be binding upon Borrower and Lender. This amendment letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles that would make the laws of any other jurisdiction applicable to this amendment letter.

This amendment letter may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and each of Lender and Borrower may execute this amendment letter by signing any such counterpart. Delivery of an executed counterpart of a signature page of this amendment letter by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this amendment letter.

Yours truly,
USQ CORE REAL ESTATE FUND,
By: /s/ G. Keith Downing
Name: G. Keith Downing
Title: Treasurer

AGREED AS OF THE DATE FIRST WRITTEN ABOVE

ROYAL BANK OF CANADA

By: /s/ Amy Fong             By: /s/ James Connolly
Name: Amy Fong             Name: James Connelly
Title: Attorney in Fact             Title: Attorney in Fact

4866-6292-9105.1